UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2006

Louisville Gas and Electric Company

(Exact name of registrant as specified in its charter)

Kentucky	1-2893	61-0264150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Main Street, P.O. Box 32010, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 627-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events.

On October 13, 2006, Louisville Gas and Electric Company (the “Company”) submitted an application to the Kentucky Public Service Commission (the “Kentucky Commission”) seeking authorization for various potential financial transactions. Among other matters, the application includes a request for approval of certain funding arrangements which could provide a source of funds for the possible redemption of the Company’s three existing series of preferred stock.

The matters contained in the Kentucky Commission application, plus the possible redemption, remain subject to certain conditions or developments, such as the approval of the Kentucky Commission, future financial, economic or other market conditions, and further corporate approvals. The Company is currently unable to estimate the timing for completion, if any, of the various transactions. However, subject to the described conditions and developments, among others, it is possible that the various transactions, should they ultimately proceed, could be completed during the fourth quarter of 2006 or the first quarter of 2007.

The Company currently has issued and outstanding the following series of preferred stock: 860,287 shares of 5% cumulative preferred stock (par value $25 per share), 200,000 shares of $5.875 cumulative preferred stock (without par value) and 500,000 shares of auction rate, series A, cumulative preferred stock (without par value). A possible redemption of such preferred stock, should it occur, would be conducted in accordance with existing redemption provisions in the Company’s Amended and Restated Articles of Incorporation applicable to each series of preferred stock.

Statements made in this report that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company’s SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Louisville Gas and Electric Company

Dated: October 16, 2006	BY:	/s/ John R. McCall
John R. McCall
Executive Vice President, General Counsel and Corporate Secretary